Exhibit 10.9

NEW CENTURY FINANCIAL CORPORATION

2004 PERFORMANCE INCENTIVE PLAN

PERFORMANCE-ACCELERATED STOCK OPTION AGREEMENT

THIS PERFORMANCE-ACCELERATED STOCK OPTION AGREEMENT (this “Option Agreement”) dated March 10, 2005, by and between NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation (the “Corporation”), and Patti Dodge (the “Grantee”) evidences the incentive stock option (the “Option”) granted by the Corporation to the Grantee as to the number of shares of the Corporation’s Common Stock first set forth below.

Number of Shares of Common Stock:[1]	13,489	Award Date:	3/10/05

Exercise Price per Share:[1]	$49.27	Expiration Date:[1,2]	3/10/15

Vesting1,2 The Option shall become vested as to 100% of the total number of shares of Common Stock subject to the Option on the fifth (5th) anniversary of the Award Date; provided, however, that vesting of all or a portion of the shares of Common Stock subject to the Option may be accelerated pursuant to Exhibit A attached hereto.

The Option is granted under the New Century Financial Corporation 2004 Performance Incentive Plan (the “Plan”) and subject to the Terms and Conditions of Incentive Stock Option (the “Terms”) attached to this Option Agreement (incorporated herein by this reference) and to the Plan. The Option has been granted to the Grantee in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Grantee. The Option is intended as an incentive stock option within the meaning of Section 422 of the Code (an “ISO”). Capitalized terms are defined in the Plan if not defined herein. The Corporation and the Grantee agree to the terms of the Option set forth herein. The Grantee acknowledges receipt of a copy of the Terms, the Plan and the Prospectus for the Plan.

GRANTEE		NEW CENTURY FINANCIAL CORPORATION, a Maryland corporation

By:	/s/ Patti Dodge	By:	/s/ Brad A. Morrice
Name:	Patti Dodge	Name:	Brad A. Morrice
		Its:	Vice Chairman, President and Chief Operating Officer

[1]	Subject to adjustment under Section 7.1 of the Plan.

[2]	Subject to early termination under Section 4 of the Terms and Section 7.4 of the Plan.

TERMS AND CONDITIONS OF INCENTIVE STOCK OPTION

1.	Vesting; Limits on Exercise.

The Option shall vest and become exercisable as set forth on the cover page of this Option Agreement. The Option may be exercised only to the extent the Option is vested and exercisable.

•	Cumulative Exercisability. To the extent that the Option is vested and exercisable, the Grantee has the right to exercise the Option (to the extent not previously exercised), and such right shall continue, until the expiration or earlier termination of the Option.

•	No Fractional Shares. Fractional share interests shall be disregarded, but may be cumulated.

•	Minimum Exercise. No fewer than 1001 shares of Common Stock may be purchased at any one time, unless the number purchased is the total number at the time exercisable under the Option.

•	ISO Value Limit. If the aggregate fair market value of the shares with respect to which ISOs (whether granted under the Option or otherwise) first become exercisable by the Grantee in any calendar year exceeds $100,000, as measured on the applicable Award Dates, the limitations of Section 5.1.2 of the Plan shall apply and to such extent the Option will be rendered a nonqualified stock option.

2.	Continuance of Employment/Service Required; No Employment/Service Commitment.

The vesting schedule requires continued employment or service through each applicable vesting date as a condition to the vesting of the applicable portion of the Option and the rights and benefits under this Option Agreement. Employment or service for only a portion of the vesting period, even if a substantial portion, will not entitle the Grantee to any proportionate vesting or avoid or mitigate a termination of rights and benefits upon or following a termination of employment or services as provided in Section 4 below or under the Plan.

Nothing contained in this Option Agreement or the Plan constitutes a continued employment or service commitment by the Corporation or any of its Subsidiaries, affects the Grantee’s status, if he or she is an employee, as an employee at will who is subject to termination without cause, confers upon the Grantee any right to remain employed by or in service to the Corporation or any Subsidiary, interferes in any way with the right of the Corporation or any Subsidiary at any time to terminate such employment or service, or affects the right of the Corporation or any Subsidiary to increase or decrease the Grantee’s other compensation.

3.	Method of Exercise of Option.

The Option shall be exercisable by the delivery to the Secretary of the Corporation (or such other person as the Administrator may require pursuant to such administrative exercise procedures as the Administrator may implement from time to time) of:

•	a written notice stating the number of shares of Common Stock to be purchased pursuant to the Option or by the completion of such other administrative exercise procedures as the Administrator may require from time to time,

•	payment in full for the Exercise Price of the shares to be purchased in cash, check or by electronic funds transfer to the Corporation, or (subject to compliance with all applicable laws, rules, regulations and listing requirements and further subject to such rules as the Administrator may adopt as to any non-cash payment) in shares of Common Stock already owned by the Grantee, valued at their Fair Market Value on the exercise date, provided, however, that any shares initially acquired upon exercise of a stock option or otherwise from the Corporation must have been owned by the Grantee for at least six (6) months before the date of such exercise;

•	any written statements or agreements required pursuant to Section 8.1 of the Plan; and

•	satisfaction of the tax withholding provisions of Section 8.5 of the Plan.

The Administrator also may, but is not required to, authorize a non-cash payment alternative by notice and third party payment in such manner as may be authorized by the Administrator.

The Grantee may irrevocably elect, in such manner and at such time or times prior to any applicable tax date as may be permitted or required under Section 8.5 of the Plan and rules established by the Administrator (and subject to the requirements of applicable law), to have the Corporation withhold shares of Common Stock issuable on exercise of the Option at their fair market value at the time of exercise to satisfy any minimum withholding obligations of the Corporation or its Subsidiaries with respect to such exercise.

The Option will qualify as an ISO only if it meets all of the applicable requirements of the Code. The Option may be rendered a nonqualified stock option if the Administrator permits the use of one or more of the non-cash payment alternatives referenced above.

4.	Early Termination of Option.

4.1 Possible Termination of Option upon Change in Control. The Option is subject to termination in connection with a Change in Control Event or certain similar reorganization events as provided in Section 7.4 of the Plan.

4.2 Termination of Option upon a Termination of Grantee’s Employment or Services. Subject to earlier termination on the Expiration Date of the Option or pursuant to Section 4.1 above, if the Grantee ceases to be employed by or ceases to provide services to the Corporation or a Subsidiary, the following rules shall apply (the last day that the Grantee is employed by or provides services to the Corporation or a Subsidiary is referred to as the Grantee’s “Severance Date”):

•	other than as expressly provided below in this Section 4.2, (a) the Grantee will have until the date that is 30 days after his or her Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date, (b) the Option, to the extent not vested on the Severance Date, shall terminate on the Severance Date, and (c) the Option, to the extent exercisable for the 30-day period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 30-day period;

•	if the termination of the Grantee’s employment is the result of the Grantee’s voluntary Retirement (as defined below and other than a termination by the Corporation or a Subsidiary for Cause as provided below), then (a) the Grantee will have until the date that is 3 years after his or her Severance Date to exercise the Option (or portion thereof) to the extent that it was vested on the Severance Date or becomes vested pursuant to the following, (b) the Option shall continue to vest for the 3-year period following the Severance Date to the extent that it was scheduled to vest during such period (on the date that the Option would have vested had the Grantee remained employed by the Corporation or a Subsidiary, subject to acceleration pursuant to Sections 7.2 and 7.3 of the Plan and the attached Exhibit A), (c) to the extent the Option was not vested on the Severance Date or scheduled to vest during such 3-year period, such portion of the Option shall terminate on the Severance Date, and (d) the Option, to the extent exercisable and not exercised at the end of such 3-year period, shall terminate at the close of business on the last day of the 3-year period;

•	if the termination of the Grantee’s employment is the result of the Grantee’s death or Disability (as defined below), then (a) the Grantee (or his beneficiary or personal representative, as the case may be) will have until the date that is 3 years after the Grantee’s Severance Date to exercise the Option, (b) the Option, to the extent not otherwise vested on the Severance Date, shall automatically become fully vested as of the Severance Date, and (c) the Option, to the extent exercisable for the 3-year period following the Severance Date and not exercised during such period, shall terminate at the close of business on the last day of the 3-year period;

•	if the termination of the Grantee’s employment is the result of a termination by the Corporation or a Subsidiary for Cause (as defined below), the Option (whether vested or not) shall terminate on the Severance Date.

For purposes of the Option, “Disability” means a permanent and total disability (within the meaning of Section 22(e)(3) of the Code or as otherwise determined by the Administrator). For purposes of the Option, “Retirement” means a termination of employment by the Grantee that occurs upon or after the Grantee’s attainment of age 65 and in accordance with the retirement policies of the Corporation (or the Subsidiary that employs the Grantee) then in effect. For purposes of the Option, “Cause” means that the Grantee: (a) has been negligent in the discharge of his or her duties to the Corporation or a Subsidiary or has refused or failed to adequately perform stated or assigned duties (other than by reason of a disability or analogous condition), which shall be determined by the Corporation or a Subsidiary in its sole discretion; (b) has been dishonest or committed or engaged in any act of theft, embezzlement, dishonesty or fraud, breach of confidentiality, or unauthorized disclosure or use of inside information, customer lists, associate information, trade secrets or other confidential information of the Corporation or a Subsidiary or any other misuse of data, information or documents acquired in connection with employment by the Corporation or a Subsidiary; (c) has breached a fiduciary duty, or otherwise violated any duty, law, rule, regulation or policy of the Corporation or a Subsidiary; (d) has misused or misappropriated the assets of the Corporation or a Subsidiary; (e) has been convicted of, or pled guilty or nolo contendere to, any felony or any misdemeanor involving moral turpitude or otherwise causing embarrassment to the Corporation or a Subsidiary; (f) has materially breached any of the provisions of any agreement with the Corporation or a Subsidiary; (g) has engaged in unfair competition with, or otherwise acted intentionally or negligently in a manner injurious to the reputation, goodwill, business or assets of, the Corporation or a Subsidiary; or (h) has induced a vendor or customer to breach or terminate any contract with the Corporation or a Subsidiary or induced a principal for whom the Corporation or a Subsidiary acts as agent to breach or terminate such agency relationship. “Cause” shall also include any resignation by the Grantee in anticipation of a discharge for “Cause” (as provided above) or resignation by the Grantee accepted by the Corporation or a Subsidiary in lieu of a formal discharge for “Cause.”

In all events the Option is subject to earlier termination on the Expiration Date of the Option or as contemplated by Section 4.1. The Administrator shall be the sole judge of whether the Grantee continues to render employment or services for purposes of this Option Agreement.

Notwithstanding any post-termination exercise period provided for herein or in the Plan, the Option will qualify as an ISO only if it is exercised within the applicable exercise periods for ISOs under, and meets all of the other requirements of, the Code. If the Option is not exercised within the applicable exercise periods for ISOs or does not meet such other requirements, the Option will be rendered a nonqualified stock option.

5.	Non-Transferability.

The Option and any other rights of the Grantee under this Option Agreement or the Plan are nontransferable and exercisable only by the Grantee, except as set forth in Section 5.7 of the Plan. For purposes of clarity, the Administrator has not authorized any transfer exceptions as contemplated by Section 5.7.2 of the Plan.

6.	Notices.

Any notice to be given under the terms of this Option Agreement shall be in writing and addressed to the Corporation at its principal office to the attention of the Secretary, and to the Grantee at the address last reflected on the Corporation’s payroll records, or at such other address as either party may hereafter designate in writing to the other. Any such notice shall be delivered in person or shall be enclosed in a properly sealed envelope addressed as aforesaid, registered or certified, and deposited (postage and registry or certification fee prepaid) in a post office or branch post office regularly maintained by the United States Government. Any such notice shall be given only when received, but if the Grantee is no longer employed by the Corporation or a Subsidiary, shall be deemed to have been duly given five (5) business days after the date mailed in accordance with the foregoing provisions of this Section 6.

7.	Plan.

The Option and all rights of the Grantee under this Option Agreement are subject to the terms and conditions of the Plan, incorporated herein by this reference. The Grantee agrees to be bound by the terms of the Plan and this Option Agreement (including these Terms). The Grantee acknowledges having read and understanding the Plan, the Prospectus for the Plan, and this Option Agreement. Unless otherwise expressly provided in other sections of this Option Agreement, provisions of the Plan that confer discretionary authority on the Board or the Administrator do not and shall not be deemed to create any rights in the Grantee unless such rights are expressly set forth herein or are otherwise in the sole discretion of the Board or the Administrator so conferred by appropriate action of the Board or the Administrator under the Plan after the date hereof.

8.	Entire Agreement.

This Option Agreement (including these Terms) and the Plan together constitute the entire agreement and supersede all prior understandings and agreements, written or oral, of the parties hereto with respect to the subject matter hereof. The Plan and this Option Agreement may be amended pursuant to Section 8.6 of the Plan. Such amendment must be in writing and signed by the Corporation. The Corporation may, however, unilaterally waive any provision hereof in writing to the extent such waiver does not adversely affect the interests of the Grantee hereunder, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or a waiver of any other provision hereof.

9.	Governing Law.

This Option Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland without regard to conflict of law principles thereunder.

10.	Effect of this Agreement.

Subject to the Corporation’s right to terminate the Option pursuant to Section 7.4 of the Plan, this Option Agreement shall be assumed by, be binding upon and inure to the benefit of any successor or successors to the Corporation.

11.	Section Headings.

The section headings of this Option Agreement are for convenience of reference only and shall not be deemed to alter or affect any provision hereof.

12.	Notice of Sale of ISO Shares.

The Grantee agrees that, upon any sale or other transfer of shares of Common Stock purchased pursuant to the Option within either one (1) year of the date that they are acquired by the Grantee or two (2) years after the Award Date set forth above, the Grantee shall promptly provide to the Corporation written notice of such sale or other transfer.

EXHIBIT A

PERFORMANCE-ACCELERATED VESTING

Subject to early termination of the Option under Section 4 of the Terms, the Option shall immediately become vested as to the percentage of the total number of shares of Common Stock subject to the Option set forth on the table below (the “Vesting Percentage”) at the end of any period of ten (10) consecutive trading days on which the Common Stock is actively listed or traded on a national securities exchange or on the New York Stock Exchange Reporting System and the closing or last price, as applicable, for a share of the Common Stock (“Stock Price”) on each of such trading days equals or exceeds the applicable threshold amount set forth below (the “Stock Price Threshold”). For avoidance of doubt, the Option may vest only once with respect to any Stock Price Threshold so that, for example, if the Stock Price equals or exceeds the 25% Stock Price Threshold below for ten (10) consecutive trading days and 25% of the shares subject to the Option vest accordingly, no additional shares subject to the Option shall vest if the Stock Price declines below the 25% Stock Price Threshold and subsequently increases above the 25% Stock Price Threshold. Furthermore, the Vesting Percentages do not cumulate so that, for example, if the Stock Price equals or exceeds the 25% Stock Price Threshold for ten (10) consecutive trading days and 25% of the shares subject to the Option vest accordingly, an additional 25% of the shares subject to the Option (not an additional 50% of such shares) shall vest if the Stock Price subsequently equals or exceeds the 50% Stock Price Threshold for ten (10) consecutive trading days.

Vesting Percentage	Stock Price Threshold
25%	$62.50
50%	$70.00
75%	$77.50
100%	$85.00

Adjustments. The Administrator shall adjust the Stock Price Thresholds referenced above to the extent (if any) it determines that the adjustment is necessary or advisable to preserve the intended incentives and benefits to reflect (1) any stock split, reverse stock split, stock dividend, material change in corporate capitalization, any material corporate transaction (such as a reorganization, combination, separation, merger, acquisition, or any combination of the foregoing), or any complete or partial liquidation of the Corporation, (2) any change in accounting policies or practices, (3) the effects of any special charges to the Corporation’s earnings, or (4) any other similar special circumstances.